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                                                                   EXHIBIT 10.56

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Thomas J. Kuhn ("Executive") and HSN, Inc., a Delaware corporation (the "Company"), and is effective February 9, 1998 (the "Effective Date").

                  WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1. EMPLOYMENT. The Company agrees to employ Executive as Senior Vice President, General Counsel and Secretary of the Company, and Executive accepts and agrees to such employment. During Executive's employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with his position and shall render such services on the terms set forth herein. Executive shall have supervision and day-to-day operating authority over the legal affairs of the Company (including, without limitation, the legal aspects of the Company's mergers, acquisitions and dispositions) and such other business and legal affairs as the parties may mutually agree. During Executive's employment with the Company, Executive shall report directly to the Chief Financial Officer and/or the senior executive officer who has responsibility for corporate staff functions or the Chief Executive Officer of the Company (and/or any other officer of the Company as may be agreed upon mutually by Executive and the Company) (hereinafter referred to as the "Reporting Officer"). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to him by the Board or the Reporting Officer, to the extent consistent with his position and status as set forth above. Executive agrees to devote all of his working time, attention and efforts to the Company. Executive's principal place of employment shall be the Company's offices in New York City.

2. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of four years, unless sooner terminated in accordance with the provisions of Section 4 hereof. The Company and Executive agree to negotiate in good faith an extension of the Term commencing nine months prior to the expiration of the Term. If the Company and Executive are unable to reach agreement upon an extension of the Term by six months prior to the expiration of the Term, Executive shall be permitted to spend a reasonable portion of his working time pursuing other employment opportunities, provided that such employment shall not commence until after expiration of the Term.

3. COMPENSATION.

         (a) BASE SALARY. The Company shall pay Executive an annual base salary at the rate of $450,000 per year (the "Base Salary"), payable in equal biweekly installments or at such other time or times as Executive and the Company shall agree. The Base Salary shall be subject to a discretionary increase, as determined by a review by the Company 24 months after the Effective Date, but shall not be decreased from the rate in effect at any time and from time to time during the Term. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary, including increases, if any, made from time to time.



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         (b) DISCRETIONARY BONUS. During the Term, Executive shall be eligible to participate in the Company's annual incentive bonus plan or program (including, without limitation, any profit sharing or similar bonus programs or arrangements of the Company in effect from time to time) applicable to peer corporate executives of the Company, on a basis no less favorable than that provided to peer corporate executives of the Company.

         (c) STOCK OPTIONS. In consideration of Executive's entering into this Agreement and as an inducement to join the Company, Executive shall be granted non-qualified stock options (the "Options") to purchase 100,000 shares of the common stock, par value $.0l per share, of the Company (the "Common Stock"), subject to the approval of the Compensation Committee of the Board. The date of grant of the Options shall be the Effective Date. The exercise price of the Options shall equal the closing price of the Common Stock on the Effective Date. Such Options shall vest and become exercisable in four equal installments on the anniversary of the Effective Date in each of 1999, 2000, 2001 and 2002, provided that the Options shall become 100% vested and exercisable upon a Change in Control (as such term is defined in the Company's stock incentive plan under which the Options are granted); and the Options shall expire upon the earlier to occur of (i) ten years from the Effective Date (the "Option Term") or (ii) except as otherwise provided in Section 4 below, 90 days following the termination of Executive's employment with the Company.

         (d) FRINGE BENEFITS. During the Term, Executive shall be entitled to participate in any fringe, welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to peer corporate executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

                  (i) Car Allowance. During the Term, the Company shall provide Executive with a car allowance to cover the cost of purchasing or leasing a suitable vehicle and the cost of insuring and maintaining such vehicle in the aggregate amount of $750 per month plus reasonable costs for parking the vehicle in a garage in New York City in close proximity to the Company's offices.

                  (ii) Computer, etc. The Company will provide Executive with a home facsimile machine, a lap-top computer and a cellular phone for home and travel use during the Term.

                  (iii) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing his duties for the Company, including, without limitation, first class hotel and travel accommodations on all commercial carriers for travel related to the business of the Company and entertainment expenses consistent with Executive's position in the Company.

                  (iv) Vacation. During the Term, Executive shall be entitled to four weeks of paid vacation per year, or such longer period as may be provided by the Company, in accordance with the plans, policies, programs and practices of the Company applicable to peer corporate executives of the Company generally.


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                  (v) Office and Support Staff. During the Term, Executive shall be entitled to an office in New York City and an executive assistant of his choice.

4. TERMINATION OF EXECUTIVE'S EMPLOYMENT.

         (a) DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, (i) the Company shall pay Executive's designated beneficiary or beneficiaries within 30 days of his death his Base Salary through the end of the year in which death occurs in a lump sum in cash; (ii) all outstanding equity incentive awards (including, without limitation, the Options) which are vested and which have not been exercised by Executive shall remain exercisable for a period of one year following the date of Executive's death or, if earlier, until the end of the Option Term; and (iii) the Company shall pay Executive's designated beneficiary or beneficiaries within 30 days of his death in a lump sum in cash any Accrued Obligations (as defined in subparagraph 4(f) below).

         (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, Executive's employment under this Agreement may be terminated by the Company or Executive for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive's employment for Disability, (i) the Company shall pay Executive within 30 days of his Disability his Base Salary through the end of the Term in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; (ii) all outstanding equity incentive awards (including, without limitation, the Options) which are vested and which have not been exercised by Executive shall remain exercisable for a period of one year following the date of Executive's Disability or, if earlier, until the end of the Option Term; and (iii) the Company shall pay Executive within 30 days of his Disability in a lump sum cash any Accrued Obligations (as defined in subparagraph 4(f) below).

         (c) TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for Cause at any time prior to expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by him in Section 5 hereof; or (iv) the willful and gross neglect by Executive of the material duties required by the Agreement. Executive shall not be deemed to have been terminated for Cause unless and until the Board or the Executive Committee of the Board, as the case may be, after providing Executive with the opportunity to (i) be heard by the Reporting Officer and (ii) cure fully, if possible, any such material breach, or willful and gross negligence to the satisfaction of the Board or the Executive Committee in its sole judgment, finds in good faith that Executive is



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guilty of the conduct described herein. In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company, except for payment of amounts of Base Salary and any fringe benefits accrued through the date of such termination.

         (d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or for Cause, or Executive terminates his employment for Good Reason (as defined below), then (i) the Company shall pay Executive within 30 days of the date of such termination the then present value of his Base Salary through the end of the Term in a lump sum in cash; (ii) the Options shall immediately vest and any then outstanding Options held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term; and (iii) the Company shall pay Executive within 30 days of the date of such termination in a lump sum cash any Accrued Obligations (as defined in subparagraph 4(f) below). As used herein, "Good Reason" shall mean the occurrence of any of the following: (i) the Company's material breach of any of the provisions of this Agreement; (ii) any material adverse alteration in Executive's title, position, status, duties, level of reporting or responsibilities with the Company (which includes, without limitation, Executive being required to report to the general counsel of a company of which the Company is a controlled subsidiary); and (iii) any relocation of Executive's office outside of the New York metropolitan area.

         (e) MITIGATION; OFFSET. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable under Section 4 hereof, provided that if Executive obtains other employment during the Term, the amount of any payment or benefit provided for under Section 4 hereof which has been paid to Executive shall be refunded to the Company by Executive in an amount equal to any compensation earned by Executive as a result of employment with or services provided to another employer after the date of Executive's termination of employment and prior to the otherwise applicable expiration of the Term.

         (f) ACCRUED OBLIGATIONS. As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Executive's Base Salary through the date of death, Disability or termination, as the case may be, which has not yet been paid; (ii) any compensation previously deferred by Executive (together with any interest or earnings thereon) that has not yet been paid; and
(iii) any accrued but unpaid bonuses or other accrued incentive compensation as of the date of death, Disability or termination, as the case may be.

5. CONFIDENTIAL INFORMATION.

         (a) CONFIDENTIALITY. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its respective subsidiaries. "Confidential Information" shall mean information about the Company or any of its respective subsidiaries, and their respective clients and customers that is not disclosed by the Company or any of its respective subsidiaries for financial reporting purposes and that was learned by Executive in the course of his



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employment by the Company or any of its respective subsidiaries, including
(without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its respective subsidiaries, and that such information gives the Company and its respective subsidiaries a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its respective subsidiaries or prepared by Executive in the course of his employment by the Company and its respective subsidiaries.

         (b) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess confidential information about other employees of the Company and its respective subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its respective subsidiaries. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its respective subsidiaries in developing their respective businesses and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term (and for a period of 12 months beyond the expiration of the Term), he will not, directly or indirectly, solicit or recruit any employee of the Company or any of its respective subsidiaries for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company or any of its respective subsidiaries to any other person except within the scope of Executive's duties hereunder.

         (c) SURVIVAL OF PROVISIONS. The obligations contained in this Section 5 shall, to the extent provided in this Section 5, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.


6. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:


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         If to the Company:                 HSN, Inc.
                                            Carnegie Hall Tower
                                            152 West 57th Street
                                            New York, New York 10019
                                            Attention:  Office of the Chairman

         If to Executive:                   Thomas J. Kuhn
                                            309 East 52nd Street
                                            New York, New York 10022



Either party may change such party's address for notices by notice duly given pursuant hereto.

7. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings among the parties with respect to Executive's employment and compensation by the Company. The Company acknowledges and agrees that neither Executive nor anyone acting on his behalf has made, and is not making, and in executing this Agreement, the Company has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

8. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

9. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.

10. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

11. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

12. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

13. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agree-



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ment that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

14. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its respective subsidiaries shall indemnify Executive for any losses incurred by Executive as a result of acts described in
Section 4(c) of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on January 12, 1998

                                    HSN, Inc.

                                         /s/ Victor Kaufman
                                    ------------------------------------------
                                    By:  VICTOR KAUFMAN
                                         Office of the Chairman, HSN, Inc.
                                         and Chief Financial Officer




                                         /s/ Thomas J. Kuhn
                                    ------------------------------------------
                                         THOMAS J. KUHN


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